Exhibit 99.1
Investor Relations Contact:
Keith Terreri, Vice President — Finance & Treasurer
Jim Mathias, Manager — Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Reports Second Quarter 2008 Results
Second Quarter 2008 Highlights Include:
•	Quarterly service revenues of $599 million, an increase of approximately 25% over second quarter of 2007

•	Consolidated Adjusted EBITDA of $210 million, representing approximately 17% year over year growth

•	Quarterly net subscriber additions of approximately 184 thousand

•	Churn of 4.5% down 30 basis points year over year

•	Launched service in Philadelphia on July 1, 2008

•	Reaffirms outlook for continued growth in 2008
DALLAS (August 7, 2008) — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of affordable, flexible and predictable unlimited wireless communications service for a flat-rate with no signed contract, today announced financial and operational results for the quarter ended June 30, 2008. MetroPCS reported Consolidated Adjusted EBITDA of $210 million, and ended the second quarter of 2008 with approximately 4.6 million subscribers.
“We are very pleased to see strong financial and operational results during the seasonally slow second quarter and in the current challenging economic environment. With year over year Consolidated Adjusted EBITDA growth of approximately 17%, and second quarter net subscriber additions of approximately 184 thousand, we are confident that our outlook for 2008 is achievable. We have been able to continue to grow our business and effectively manage our costs, while delivering profitable growth that builds long-term shareholder value. While continuing to invest in growing our market footprint and aggressively acquiring customers, consistent with our low-cost strategy, we again reported industry-leading low consolidated CPGA and CPU,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.
“Not only have we continued to add new markets, but we continue to innovate and add to our service offerings. During the quarter we introduced MetroFlash; an exciting service that allows consumers to bring their existing compatible CDMA handsets and use them on the MetroPCS network. With rising prices, consumers are looking for ways to cut expenses and MetroFlash, along with our low cost, flat-rate, unlimited service plans, makes MetroPCS an affordable and compelling option.”
“Our buildout of our Auction 66 Markets continues and we look forward to our future launches of service in the New York and Boston metropolitan areas. We were very pleased to reach an important milestone in early July with the launch of service in our first Northeast market, Philadelphia, ahead of schedule. Similar to our upcoming launches of service in New York and Boston, the Philadelphia metropolitan area is a densely populated market and is ideal for MetroPCS’ predictable, affordable and flexible service. We expect our Northeast markets represent a significant area of future growth for the Company,” Linquist concluded.
For the second quarter of 2008, MetroPCS reported total revenues of approximately $679 million, an increase of 23% over the second quarter of 2007, and income from operations of approximately $136 million, an increase of approximately 3% when compared to the second quarter of 2007. The Company reported second quarter 2008 consolidated net income of $50 million, or $0.14 per common share, as compared to consolidated net income of $58 million for the same period in 2007. The second quarter 2008 results include an impairment charge of approximately $9 million related to the Company’s previous investment in auction rate securities. On a non-GAAP basis excluding the impairment charge, consolidated net income would have been approximately $59 million, or $0.17 per common share.
Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
subscriber and subscriber amounts)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Service revenues	$599	$479	$1,161	$919
Total revenues	$679	$551	$1,341	$1,088
Income from operations	$136	$132	$248	$235
Net income	$50	$58	$90	$94
Diluted net income per common share	$0.14	$0.17	$0.25	$0.28
Consolidated Adjusted EBITDA(1)	$210	$180	$388	$330
Consolidated Adjusted EBITDA as a percentage of service revenues	35.1%	37.6%	33.4%	35.9%

ARPU(1)	$41.77	$43.18	$41.98	$43.46
CPGA(1)	$135.90	$124.79	$127.86	$115.87
CPU(1)	$18.23	$18.01	$18.53	$18.28
Churn-Average Monthly Rate	4.5%	4.8%	4.3%	4.4%

Consolidated Subscribers
End of Period	4,598,049	3,549,916	4,598,049	3,549,916
Net Additions	183,530	154,713	635,263	608,930

(1)	- For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Consolidated Comparison of Second Quarter Ended June 2008 versus Second Quarter Ended June 2007
MetroPCS reported service revenues of approximately $599 million, a 25% increase when compared to the prior year second quarter, which was primarily attributable to the net addition of over 1 million subscribers since the second quarter of 2007. Equipment revenues increased by $8 million, or approximately 12%, for the quarter primarily as a result of a 20% increase in consolidated gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets.
Income from operations increased approximately $4 million, or approximately 3%, for the quarter ended June 30, 2008 as compared to the prior year’s second quarter. This was due in part to an increase in total revenues of approximately $128 million, which was offset by a higher cost of service of $44 million, higher cost of equipment of approximately $27 million, higher selling, general and administrative expenses of approximately $31 million and higher depreciation and amortization expense of approximately $20 million. The increase in cost of service was primarily related to the increase in total subscribers, as well as the continued build-out of the Auction 66 Markets. Cost of equipment increased as a result of increases in gross additions as well as an increase in sales of handsets to existing subscribers, partially offset by the sale of lower priced handsets. Selling, general and administrative expenses increased primarily as a result of the Company’s continued growth in the Expansion Markets, including our continued build-out of the Auction 66 Markets. Depreciation and amortization increased by approximately $20 million due to a larger amount of property, plant and equipment in service, primarily within the Expansion Markets as a result of the launch of service in the Los Angeles, Las Vegas and Jacksonville metropolitan areas. Consolidated Adjusted EBITDA of $210 million increased approximately $30 million when compared to the same period in the previous year.
Average revenue per user (ARPU) of $41.77 represents a decrease of $1.41 when compared to the second quarter of 2007 and a decrease of $0.45 when compared to the first quarter of 2008. The change in ARPU from the second quarter of the prior year and from the first quarter of 2008 is primarily attributable to higher participation in our Family Plans as well as reduced revenue from certain features now included in our service plans that were previously provided a la carte. The Company’s cost per gross addition (CPGA) of $135.90 for the quarter represents an increase of $11.11 when compared to the prior year’s second quarter and was primarily driven by the Company’s continued growth in the Expansion Markets, including the launch of service in the Los Angeles, Las Vegas and Jacksonville metropolitan areas. Cost per user (CPU) increased to $18.23 in the second quarter, or 1%, over the second quarter of 2007 primarily due to expenses related to the construction of the New York, Philadelphia and Boston metropolitan areas, partially offset by a decrease in Core Markets CPU, demonstrating the Company’s continued ability to scale the business.
Core Markets Segment Results

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
(in millions, except percentages and subscriber amounts)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Service revenues	$378	$356	$747	$694
Total revenues	$426	$409	$855	$814
Income from operations	$148	$136	$284	$254
Adjusted EBITDA	$187	$168	$358	$318
Adjusted EBITDA as a percentage of service revenues	49.6%	47.1%	47.9%	45.9%

Subscribers
End of Period	2,815,353	2,542,290	2,815,353	2,542,290
Net Additions	19,437	57,479	156,448	241,332
Core Markets Comparison of Second Quarter Ended June 2008 versus Second Quarter Ended June 2007
The Core Markets continued to grow and ended the quarter with 2.8 million subscribers. The additional 273 thousand subscribers acquired since June 30, 2007, partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $22 million of service revenue for the quarter ended June 30, 2008 when compared to second quarter of 2007. Sales of lower-priced handset models coupled with a decrease in Core Markets gross additions resulted in a $4 million decrease in equipment revenues for the quarter.
Income from operations increased $12 million, or 9%, for the quarter ended June 30, 2008 as compared to the second quarter of 2007. This increase was due in part to growth in total revenues of $17 million coupled with lower cost of equipment in the quarter of approximately $2 million due primarily to the sale of lower priced handsets and a decrease in Core Markets gross additions. Depreciation and amortization increased $4 million due to a larger amount of property, plant and equipment in service primarily to support our continued growth. Cost of service as well as selling, general and administrative expenses remained relatively flat for the quarter ended June 30, 2008 when compared to the second quarter of 2007.

Expansion Markets Segment Results

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
(in millions, except percentages and subscriber amounts)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Service revenues	$221	$123	$414	$225
Total revenues	$253	$142	$486	$274
Loss from operations	$(9)	$(3)	$(27)	$(16)
Adjusted EBITDA	$23	$12	$30	$12
Adjusted EBITDA as a percentage of service revenues	10.3%	10.2%	7.3%	5.1%

Subscribers
End of Period	1,782,696	1,007,626	1,782,696	1,007,626
Net Additions	164,093	97,234	478,815	367,598
Expansion Markets Comparison of Second Quarter Ended June 2008 versus Second Quarter Ended June 2007
The Expansion Markets ended the quarter with approximately 1.8 million subscribers representing an increase of 775 thousand subscribers since June 30, 2007. This increase in subscribers as well as an increase in E-911, FUSF, vendor’s compensation and activation revenues partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $98 million of service revenues for the quarter ended June 30, 2008 when compared to the second quarter of 2007. An increase in gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets, resulted in an increase in equipment revenues of $12 million for the quarter.
Loss from operations increased $6 million, for the quarter ended June 30, 2008 as compared to the second quarter of 2007. This was in part due to higher cost of service of approximately $44 million due to the growth in the Expansion Market’s subscriber base which also led to higher cost of equipment of $29 million, coupled with the increased sale of handsets to existing subscribers. In addition, higher selling, general and administrative expenses of approximately $31 million were principally the result of supporting Expansion Markets subscriber growth of 77% since June 30, 2007. Expenses incurred in connection with the launch of service in the Los Angeles, Las Vegas and Jacksonville metropolitan areas as well as expenses related to the construction of the New York, Philadelphia and Boston metropolitan areas also accounted for increased selling, general and administrative expenses. These increases were offset by an increase in total revenues of $111 million for the quarter. The Expansion Markets generated Adjusted EBITDA of $23 million for the quarter versus an Adjusted EBITDA of $12 million for the same quarter a year ago.
Operational and Financial Outlook
For the year ending December 31, 2008, MetroPCS today reaffirms guidance the Company originally provided on November 14, 2007, of net subscriber additions in the range of 1.25 million to 1.52 million on a consolidated basis, with 250 thousand to 320 thousand in the Core Markets and 1.0 million to 1.2 million in the Expansion Markets, which includes 75 thousand to 125 thousand in the Auction 66 Markets. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $750 - $850 million for the year ending December 31, 2008 which is inclusive of an Adjusted EBITDA loss in the range of $125 — $175 million in the Auction 66 Markets.

MetroPCS currently expects to incur capital expenditures in the range of $1.1 billion to $1.3 billion for the year ending December 31, 2008 in its Core and Expansion Markets, which includes $600 million to $700 million in its Auction 66 Markets. In addition, the Company paid $313 million for the purchase of spectrum in Auction 73 for the year ended December 31, 2008.
The Company currently plans to focus on building out approximately 40 million of the total population in its Auction 66 Markets with a primary focus on the New York, Philadelphia and Boston metropolitan areas. MetroPCS launched the Philadelphia metropolitan area on July 1, 2008 and anticipates launching service in the remaining metropolitan areas as follows:
•	Boston — first quarter of 2009

•	New York — first half of 2009
Of the approximate 40 million total population in these areas, MetroPCS is targeting launch of service with an initial covered population of approximately 30 to 32 million. Initial launch dates will vary in the Auction 66 Markets and launch dates in the larger metropolitan areas will be accomplished in phases.
MetroPCS Conference Call Information
MetroPCS Communications, Inc. will host a conference call to discuss its Second Quarter 2008 Earnings Results at 9:00 a.m. (ET) on Thursday, August 7, 2008.

Date:	Thursday, August 7, 2008
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	52516560
Please plan on accessing the conference call ten minutes prior to the scheduled start time.
The conference call will be broadcast live via the Company’s Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on August 7, 2008.
A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 52516560.
To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of predictable, affordable and flexible unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco and Sacramento. As of June 30, 2008, MetroPCS had approximately 4.6 million subscribers and currently offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, Las Vegas, Philadelphia, and Sacramento and Shreveport — Bossier City metropolitan areas. For more information please visit www.metropcs.com.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our ability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share information)
(Unaudited)

	June 30,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$1,128,937	$1,470,208
Inventories, net	43,146	109,139
Accounts receivable (net of allowance for uncollectible accounts of $3,533 and $2,908 at June 30, 2008 and December 31, 2007, respectively)	38,445	31,809
Prepaid charges	53,944	60,469
Deferred charges	31,334	34,635
Deferred tax asset	4,921	4,920
Other current assets	20,778	21,704

Total current assets	1,321,505	1,732,884

Property and equipment, net	2,263,223	1,891,411
Long-term investments	21,348	36,050
FCC licenses	2,390,959	2,072,895
Microwave relocation costs	10,969	10,105
Other assets	70,775	62,785

Total assets	$6,078,779	$5,806,130

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$479,025	$439,449
Current maturities of long-term debt	16,411	16,000
Deferred revenue	127,286	120,481
Other current liabilities	5,158	4,560

Total current liabilities	627,880	580,490
Long-term debt, net	3,003,521	2,986,177
Deferred tax liabilities	349,952	290,128
Deferred rents	48,746	35,779
Redeemable minority interest	5,652	5,032
Other long-term liabilities	74,995	59,778

Total liabilities	4,110,746	3,957,384

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 349,898,967 and 348,108,027 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	1,553,234	1,524,769
Retained earnings	428,395	338,411
Accumulated other comprehensive loss	(13,631)	(14,469)

Total stockholders’ equity	1,968,033	1,848,746

Total liabilities and stockholders’ equity	$6,078,779	$5,806,130

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Service revenues	$598,562	$479,341	$1,160,532	$918,857
Equipment revenues	80,245	71,835	180,629	169,005

Total revenues	678,807	551,176	1,341,161	1,087,862

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $53,061, $36,653, $101,717 and $71,827, shown separately below)	206,140	162,227	394,614	307,562
Cost of equipment	160,088	133,439	360,245	306,747
Selling, general and administrative expenses (excluding depreciation and amortization expense of $7,827, $4,471, $16,471 and $8,677, shown separately below)	113,419	82,717	217,793	155,654
Depreciation and amortization	60,888	41,124	118,188	80,504
Loss (gain) on disposal of assets	2,628	(393)	2,649	2,657

Total operating expenses	543,163	419,114	1,093,489	853,124

Income from operations	135,644	132,062	247,672	234,738

OTHER EXPENSE (INCOME):
Interest expense	45,664	49,168	93,083	98,144
Accretion of put option in majority-owned subsidiary	317	254	620	492
Interest and other income	(5,372)	(14,494)	(15,254)	(21,651)
Impairment loss on investment securities	9,079	—	17,080	—

Total other expense	49,688	34,928	95,529	76,985

Income before provision for income taxes	85,956	97,134	152,143	157,753

Provision for income taxes	(35,491)	(39,040)	(62,159)	(63,307)

Net income	50,465	58,094	89,984	94,446

Accrued dividends on Series D Preferred Stock	—	(1,319)	—	(6,499)
Accrued dividends on Series E Preferred Stock	—	(189)	—	(929)
Accretion on Series D Preferred Stock	—	(30)	—	(148)
Accretion on Series E Preferred Stock	—	(22)	—	(107)

Net income applicable to Common Stock	$50,465	$56,534	$89,984	$86,763

Net income	$50,465	$58,094	$89,984	$94,446
Other comprehensive income:
Unrealized gains on available-for-sale securities, net of tax	504	1,807	504	2,402
Unrealized gains (losses) on cash flow hedging derivative, net of tax	11,118	6,898	(4,508)	5,129
Reclassification adjustment for losses (gains) included in net income, net of tax	3,124	(1,487)	4,842	(2,528)

Comprehensive income	$65,211	$65,312	$90,822	$99,449

Net income per common share:
Basic	$0.14	$0.17	$0.26	$0.29

Diluted	$0.14	$0.17	$0.25	$0.28

Weighted average shares:
Basic	349,051,983	296,670,880	348,608,037	227,238,734

Diluted	356,177,866	306,484,317	355,440,059	235,898,089

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the six months ended
	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,984	$94,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,188	80,504
Provision for uncollectible accounts receivable	121	23
Deferred rent expense	12,967	4,265
Cost of abandoned cell sites	2,322	3,832
Stock-based compensation expense	19,472	11,864
Non-cash interest expense	1,205	2,048
Loss on disposal of assets	2,649	2,657
Gain on sale of investments	—	(2,241)
Impairment loss on investment securities	17,080	—
Accretion of asset retirement obligation	1,248	572
Accretion of put option in majority-owned subsidiary	620	492
Deferred income taxes	59,794	62,158
Changes in assets and liabilities:
Inventories	65,993	2,741
Accounts receivable	(6,757)	(1,415)
Prepaid charges	(17,920)	(7,625)
Deferred charges	3,300	1,086
Other assets	(335)	(9,332)
Accounts payable and accrued expenses	(46,872)	7,212
Deferred revenue	6,832	12,383
Other liabilities	1,527	1,639

Net cash provided by operating activities	331,418	267,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(388,502)	(347,114)
Change in prepaid purchases of property and equipment	24,446	(3,389)
Proceeds from sale of property and equipment	400	188
Purchase of investments	—	(2,371,757)
Proceeds from sale of investments	37	1,226,823
Change in restricted cash and investments	—	556
Purchases of and deposits for FCC licenses	(313,267)	—
Cash used in business acquisitions	(25,162)	—
Microwave relocation costs	(1,117)	(400)

Net cash used in investing activities	(703,165)	(1,495,093)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	29,479	59,076
Proceeds from 9 1/4% Senior Notes	—	423,500
Proceeds from initial public offering	—	862,500
Debt issuance costs	—	(3,008)
Cost of raising capital	—	(44,266)
Repayment of debt	(8,000)	(8,000)
Proceeds from exercise of stock options	8,997	4,320

Net cash provided by financing activities	30,476	1,294,122

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(341,271)	66,338
CASH AND CASH EQUIVALENTS, beginning of period	1,470,208	161,498

CASH AND CASH EQUIVALENTS, end of period	$1,128,937	$227,836

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.
Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.
ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of activation revenues, as these amounts are a component of costs of acquiring new customers and are included in the calculation of CPGA. ARPU is also calculated exclusive of E-911, FUSF and vendor’s compensation charges, as these are generally pass through charges that the Company collects from its customers and remits to the appropriate government agencies.
Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
		(in thousands, except average number
		of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$598,562	$479,341	$1,160,532	$918,857
Less:
Activation revenues	(3,899)	(2,683)	(7,525)	(5,142)
E-911, FUSF and vendor’s compensation charges	(30,583)	(25,721)	(57,137)	(45,992)

Net service revenues	$564,080	$450,937	$1,095,870	$867,723
Divided by: Average number of customers	4,501,980	3,480,780	4,350,387	3,328,032

ARPU	$41.77	$43.18	$41.98	$43.46

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Activation revenues and equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands, except gross customer
		additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$53,180	$33,365	$99,827	$63,471
Less: Activation revenues	(3,899)	(2,683)	(7,525)	(5,142)
Less: Equipment revenues	(80,245)	(71,835)	(180,629)	(169,005)
Add: Equipment revenue not associated with new customers	37,613	33,892	83,416	75,902
Add: Cost of equipment	160,088	133,439	360,245	306,747
Less: Equipment costs not associated with new customers	(58,993)	(43,795)	(131,204)	(98,964)

Gross addition expenses	$107,744	$82,383	$224,130	$173,009
Divided by: Gross customer additions	792,823	660,149	1,752,906	1,493,132

CPGA	$135.90	$124.79	$127.86	$115.87

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)) exclusive of E-911, FUSF and vendor’s compensation charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands, except average number
		of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$206,140	$162,227	$394,614	$307,562
Add: General and administrative expense	60,239	49,352	117,966	92,183
Add: Net loss on equipment transactions unrelated to initial customer acquisition	21,380	9,903	47,788	23,062
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(11,007)	(7,653)	(19,472)	(11,864)
Less: E-911, FUSF and vendor’s compensation revenues	(30,583)	(25,721)	(57,137)	(45,992)

Total costs used in the calculation of CPU	$246,169	$188,108	$483,759	$364,951
Divided by: Average number of customers	4,501,980	3,480,780	4,350,387	3,328,032

CPU	$18.23	$18.01	$18.53	$18.28

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three months and six months ended June 30, 2008 and 2007.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$50,465	$58,094	$89,984	$94,446
Adjustments:
Depreciation and amortization	60,888	41,124	118,188	80,504
Loss (gain) on disposal of assets	2,628	(393)	2,649	2,657
Stock-based compensation expense (1)	11,007	7,653	19,472	11,864
Interest expense	45,664	49,168	93,083	98,144
Accretion of put option in majority-owned subsidiary (1)	317	254	620	492
Interest and other income	(5,372)	(14,494)	(15,254)	(21,651)
Impairment loss on investment securities (1)	9,079	—	17,080	—
Provision for income taxes	35,491	39,040	62,159	63,307

Consolidated Adjusted EBITDA	$210,167	$180,446	$387,981	$329,763

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.
In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three and six months ended June 30, 2008 and 2007.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$223,969	$155,737	$331,418	$267,309
Adjustments:
Interest expense	45,664	49,168	93,083	98,144
Non-cash interest expense	(605)	(953)	(1,205)	(2,048)
Interest and other income	(5,372)	(14,494)	(15,254)	(21,651)
(Provision for) recovery of uncollectible accounts receivable	(77)	105	(121)	(23)
Deferred rent expense	(6,970)	(2,226)	(12,967)	(4,265)
Cost of abandoned cell sites	(654)	(2,035)	(2,322)	(3,832)
Accretion of asset retirement obligation	(733)	(289)	(1,248)	(572)
Gain on sale of investments	—	1,281	—	2,241
Provision for income taxes	35,491	39,040	62,159	63,307
Deferred income taxes	(34,246)	(38,547)	(59,794)	(62,158)
Changes in working capital	(46,300)	(6,341)	(5,768)	(6,689)

Consolidated Adjusted EBITDA	$210,167	$180,446	$387,981	$329,763

The following table reconciles segment Adjusted EBITDA for the three months and six months ended June 30, 2008 and 2007 to consolidated income before provision for income taxes:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands)
Segment Adjusted EBITDA:
Core Markets Adjusted EBITDA	$187,335	$167,869	$357,861	$318,191
Expansion Markets Adjusted EBITDA	22,832	12,577	30,120	11,572

Total	210,167	180,446	387,981	329,763
Depreciation and amortization	(60,888)	(41,124)	(118,188)	(80,504)
(Loss) gain on disposal of assets	(2,628)	393	(2,649)	(2,657)
Stock-based compensation expense	(11,007)	(7,653)	(19,472)	(11,864)
Interest expense	(45,664)	(49,168)	(93,083)	(98,144)
Accretion of put option in majority-owned subsidiary	(317)	(254)	(620)	(492)
Interest and other income	5,372	14,494	15,254	21,651
Impairment loss on investment securities	(9,079)	—	(17,080)	—

Consolidated income before provision for income taxes	$85,956	$97,134	$152,143	$157,753